Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Astoria Financial Corporation:

We consent to the use of our reports dated February 28, 2012, with respect to the consolidated statements of financial condition of Astoria Financial Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference in the Registration Statement on Form S-3 of Astoria Financial Corporation, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

New York, New York
June 11, 2012